Item 77C Submission of matters to a vote of security holders

         A special meeting of the shareholders of the Touchstone Growth & Income Fund (the "Fund"), a series of the registrant, was held on January 28, 1999. At the meeting, the shareholders of the Fund voted to approve or disapprove a new sub-advisory agreement between Touchstone Advisors, Inc., the investment adviser of the Fund, and Scudder Kemper Investments, Inc. ("Scudder Kemper") pursuant to which Scudder Kemper acts a sub-advisor with respect to the assets of the Fund. 1,120,273.2440 number of shares were represented by proxy at the meeting, which represented 62.0633% of the outstanding shares of the Fund entitled to vote at the meeting. The shares were voted in the following manner:

                          # of Shares Voted             % of Shares Voted
Affirmative                        691,843.016                      99.5219%
Against                                614.369                       0.0884%
Abstain                              2,709.271                       0.3897%
         Total                     695,166.656                     100.0000%


Item 77I Terms of new or amended securities

(b) During the twelve-month period ended December 31, 1999, the registrant began to offer Class A and Class C shares of each of the following series:

                  Touchstone Emerging Growth Fund
                  Touchstone International Equity Fund
                  Touchstone Income Opportunity Fund
                  Touchstone Value Plus Fund
                  Touchstone Balanced Fund
                  Touchstone Standby Income Fund

         During the twelve-month period ended December 31, 1999, the registrant began to offer Class A, Class C and Class Y shares of each of the following series:

                  Touchstone Growth & Income Fund
                  Touchstone Bond Fund

         A description of the each class of shares of each series offered by the registrant is set forth in the current prospectuses of the registrant, which were filed as part of Post-Effective Amendment No. 11 to its Registration Statement on Form N-1A (File Nos. 033-75764 and 811-08380), and is hereby incorporated by reference.